UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1250 Wood Branch Park Drive, Suite 600		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2017 American Electric Technologies, Inc. (the “Company”) entered into an agreement (the “Repricing Agreement”) with JCH Crenshaw Holdings, LLC (the “Investor”), repricing the initial conversion price of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the initial exercise price of the Common Stock Purchase Warrants (the “Warrants”) which were sold to the Investor in 2012. As previously disclosed in the Company’s Current Report on Form 8-K filed March 27, 2017 and Quarterly Report on Form 10-Q filed May 15, 2017, the Company and the Investor entered into an agreement restricting payment of cash dividends on and redemption of the Series A Preferred Stock to facilitate the sale of the Company’s senior secured Term Note in March 2017. In consideration of the Investor’s consent to the foregoing restrictions the Company and the Investor agreed to an adjustment to the initial conversion price of the Common Stock issuable upon conversion of the Series A Preferred Stock and the initial exercise price of the Warrants to reflect the current market value of the Company’s common stock.

Casey Crenshaw, a director of the Company, is the beneficial owner of the Investor. The Repricing Agreement was approved by the conflicts committee of the Company’s Board of Directors made up of three independent directors.

The following description of the Repricing Agreement is not complete and is qualified in its entirety by reference to the full text of the Repricing Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference.

Revised Initial Conversion Price of Series A Preferred Stock

Pursuant to the Repricing Agreement each share of Series A Preferred Stock will be initially convertible, at the option of the holder, into one (1) share of common stock at a conversion price of $2.26 per share of common stock, so that the Series A Preferred Stock sold to the Investor are currently convertible into an aggregate of 2,212,389 shares of common stock.

Revised Initial Exercise Price of the Warrants

Pursuant to the Repricing Agreement, the Series A Warrants sold to the Investor will be exercisable for 125,000 shares of common stock at an initial exercise price of $2.72 per share and the Series B Warrants sold to the Investor will be exercisable for 200,000 shares of common stock at an initial exercise price of $3.17 per share.

Limitations on Issuance and Voting

In order to comply with the rules of the NASDAQ Stock Market, the Repricing Agreement prohibits the issuance of more than 19.99% of our common stock or voting power outstanding to the Investor as of the date of the Repricing Agreement without stockholder approval. The Company has agreed to seek the approval of its stockholders as soon as practicable. In the event that stockholder approval is received and the Investor were to convert all of its Series A Preferred Stock into common stock and exercised all of its Common Stock Purchase Warrants for cash, the Investor would be issued more than 19.99% of our common stock and voting power as of the date of the Repricing Agreement.

On August 3, 2017 the Company issued a press release which reported that the Company entered into an agreement repricing the initial conversion price of the Series A Convertible Preferred Stock and the initial exercise price of the Common Stock Purchase Warrants (the “Warrants”) which were sold to the Investor in 2012.

A copy of the press release is filed as Exhibit 99.1.

Item 8.01	Other Events.

On June 12, 2017 the Company issued a press release reporting that it had entered into discussions with Casey Crenshaw, a Director of the Company, concerning potential business strategies, opportunities and financing, which press release was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 16, 2017.

The Company reports that such discussions have now terminated.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Agreement dated August 1, 2017 between the Company and JCH Crenshaw Holdings, LLC relating to the repricing of the initial conversion price of the Series A Convertible Preferred Stock and initial exercise price of the Common Stock Purchase Warrants sold in 2012.

99.1	Press Release dated August 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: August 3, 2017	By:	/s/ William B. Brod
William B. Brod
Senior Vice President and CFO